Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1, of our report dated September 23, 2020, relating to the balance sheet of Population Health Investment Co., Inc. as of September 17, 2020, and the related statements of operations, changes in shareholder’s deficit and cash flows for the period from September 11, 2020 (inception) through September 17, 2020, and to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York
October 30, 2020